EXHIBIT 99.1

APOGEE ELECTS NEW DIRECTOR

MINNEAPOLIS, MN (April 26, 2018) – Apogee Enterprises, Inc. (Nasdaq:APOG), which provides distinctive solutions for enclosing commercial buildings and framing and displays, today announced that its board of directors elected a new independent director, Herbert K. Parker, 60, retired financial executive from Harman International Industries, a worldwide leader in the development, manufacture and marketing of high-fidelity audio products, lighting solutions and electronic systems.

“Herbert is an experienced financial expert, having been a public company CFO and previously holding financial and accounting leadership positions in the U.S. and international divisions of a global company,” said Bernard P. Aldrich, Apogee chairman. “He has extensive experience in financial reporting, accounting and Sarbanes-Oxley compliance, and also provided leadership in such areas as capital allocation strategies, reduction of fixed costs, margin improvement, sales growth and M&A.

“We look forward to leveraging Herbert’s knowledge and experience as Apogee continues to execute its growth and operational excellence strategies to position the company to deliver solid performance regardless of economic conditions,” said Aldrich.

Parker retired from Harman International in 2017, most recently serving as executive vice president-operational excellence. He joined the company in 2008 as executive vice president and chief financial officer, the position he held until 2014. Previously, Parker served in various senior financial positions with ABB Ltd., a global power and technology company, from 1980 to 2008, including as CFO of the global automation technologies division from 2002 to 2005 and the Americas region from 2006 to 2008. During his tenure with ABB, he also held financial oversight positions in divisions located in Switzerland, China and Australia/New Zealand. Parker currently serves on the board of directors of TriMas Corporation (Nasdaq:TRS), a diversified manufacturer of engineered products that serve a variety of industrial, commercial and consumer end markets worldwide.

Parker was elected to the Apogee board of directors as a Class III director for a term expiring at the company’s 2019 annual meeting of shareholders. He will serve on the board’s audit committee as a financial expert. With the addition of Parker, the Apogee board currently has 11 members.

Apogee Enterprises, Inc. (www.apog.com), headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products, services and systems for the architectural and picture framing industries.

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

Apogee Enterprises, Inc.  •  4400 West 78th Street  •  Minneapolis, MN 55435  •  (952) 835-1874  •  www.apog.com